Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Prospectus constituting part of the Registration Statement on Form S-1 Amendment No. 2 (File No. 333-248789) of our report dated October 29, 2020, related to the financial statements of NuGenerex Immuno-Oncology, Inc. as of July 31, 2020 and 2019 and for the years then ended, which appear in such Prospectus. The report for NuGenerex Immuno-Oncology, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

Edison, New Jersey

May 20, 2021